Exhibit 3.1
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BRAVO BRIO RESTAURANT GROUP, INC.
     FIRST: The name of the Corporation shall be Bravo Brio Restaurant Group, Inc.
     SECOND: The principal office of the Corporation in the State of Ohio is to be located in the City of Columbus, County of Franklin.
     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Ohio Revised Code.
     FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 105,000,000 shares, divided into two (2) classes, consisting of 5,000,000 preferred shares, no par value per share (“Preferred Shares”), and 100,000,000 common shares, no par value per share (“Common Shares”).
     The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.
     (1) PREFERRED SHARES
     (a) Issue in Series. Preferred Shares may be issued from time to time in one or more series, each such series to have the terms stated in these Second Amended and Restated Articles of Incorporation and/or the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Shares will be identical, but shares of different series of Preferred Shares need not be identical or rank equally except insofar as provided by law or in these Second Amended and Restated Articles of Incorporation.
     (b) Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Shares, and to determine and fix with respect to each such series prior to the issuance of any shares of the series to which such resolution relates:
     (i) The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;
     (ii) The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative and, if so, from what date or dates;
     (iii) The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;
     (iv) Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
     (v) Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares or other securities of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
     (vi) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
     (vii) Whether or not the shares of the series will have preference over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having preference over or being on a parity with or being junior to the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking on a parity with or junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such parity or junior series or class, and the terms of any such restriction;
     (viii) Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and
     (ix) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

     (c) Dividends. Holders of Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed in these Second Amended and Restated Articles of Incorporation or by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Shares with respect to the same dividend period.
     (d) Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Shares will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined in these Second Amended and Restated Articles of Incorporation or by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Shares. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all Preferred Shares will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been set forth in these Second Amended and Restated Articles of Incorporation or in the resolution or resolutions of the Board of Directors providing for the creation of the series of Preferred Shares. Neither the merger nor consolidation of the Corporation into or with any other corporation or entity, nor a sale, transfer or lease of all or part of the Corporation’s assets, will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph except to the extent specifically provided for in these Second Amended and Restated Articles of Incorporation or in the resolution or resolutions of the Board of Directors fixing the terms of such series of Preferred Shares.
     (e) Redemption. The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Shares on the terms and conditions fixed for such series.
     (f) Voting Rights. Except as otherwise required by law or as otherwise provided in these Second Amended and Restated Articles of Incorporation or in the resolution or resolutions of the Board of Directors fixing the terms of such series of Preferred Shares, the holders of Preferred Shares shall have no voting rights and shall not be entitled to any notice of meeting of shareholders.
     (2) COMMON SHARES
     All Common Shares will be identical and will entitle the holders thereof to the same rights and privileges.

     (a) Dividends. Holders of Common Shares will be entitled to receive such dividends, on a pro rata basis, as may be declared by the Board of Directors, after all amounts to which the holders of any Preferred Shares are entitled have been paid or set aside in cash for payment.
     (b) Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Shares will be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, on a pro rata basis, after all amounts to which the holders of any Preferred Shares are entitled have been paid or set aside in cash for payment.
     (c) Voting Rights. The holders of Common Shares shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided, however, that holders of Common Shares shall not be entitled to vote on any amendment to these Second Amended and Restated Articles of Incorporation that relates solely to the terms of any class or series of Preferred Shares and does not adversely affect or alter or change the rights, preferences or privileges of the holders of Common Shares if the holder or holders of such affected series are entitled, either separately or together with one or more such series, to vote thereon pursuant to these Second Amended and Restated Articles of Incorporation or pursuant to the Ohio Revised Code. Each holder of Common Shares shall be entitled to one vote for each share thereof held.
     FIFTH: No holders of any class of shares of the Corporation shall have any pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.
     SIXTH: The Corporation may from time to time, pursuant to authorization by the Board of Directors and without action by the shareholders, purchase or otherwise acquire shares of the Corporation of any class or classes in such manner, upon such terms and in such amounts as the Board of Directors shall determine; subject, however, to such limitation or restriction, if any, as is contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question.
     SEVENTH: Notwithstanding any provision of the Ohio Revised Code now or hereafter in force requiring for any purpose the vote, consent, waiver or release of the holders of shares entitling them to exercise a designated proportion (but less than all) of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by statute or by these Second Amended and Restated Articles of Incorporation, may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

     EIGHTH: Any and every statute of the State of Ohio hereafter enacted, whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, shall apply to the Corporation and shall be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Second Amended and Restated Articles of Incorporation in the office of the Secretary of State of the State of Ohio.
     NINTH: No holder of any shares of the Corporation shall have the right to vote cumulatively in the election of directors.
     TENTH: The corporate powers and business of the Corporation shall be exercised, conducted and controlled, and the corporate property managed, by a Board of Directors consisting of not less than five (5), nor more than ten (10) directors, as may from time to time be fixed in accordance with the Regulations of the Corporation. The Board of Directors shall be divided into two classes of directors, with each class as nearly equal in number as possible. At the initial election of directors, one-half (or such amount as is nearly equal in number as is possible) of the directors shall be elected to serve until the next annual meeting of shareholders and one-half (or such amount as is nearly equal in number as is possible) of the directors shall be elected to serve until the second succeeding annual meeting of the shareholders; thereafter, all directors shall be elected to serve for a term of office to expire at the second succeeding annual meeting of shareholders after their election. All directors shall hold office until the annual meeting of shareholders for the year in which their term expires and until their successors are duly elected and qualified, or until their earlier death, resignation or removal from office. Directors need not be shareholders of the Corporation. Vacancies on the board of directors shall be filled in accordance with the Regulations of the Corporation.
     ELEVENTH: To the fullest extent permitted by the Ohio Revised Code as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its shareholders. Any repeal or modification of the foregoing by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     TWELFTH: The annual meeting of the shareholders of the Corporation shall be held at such time as may be fixed in the Regulations of the Corporation. Any meeting of shareholders, annual or special, may be held in or outside of the State of Ohio. Reasonable notice of all meetings of shareholders shall be given, by mail or publication or as prescribed by the Regulations of the Corporation.
     THIRTEENTH: If any provision or provisions of these Second Amended and Restated Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Second Amended and Restated Articles of Incorporation (including, without limitation, each portion of any paragraph of these Second Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Second Amended and Restated Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Second Amended and Restated Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
     FOURTEENTH: The Corporation reserves the right to amend or repeal any provisions contained in these Second Amended and Restated Articles of Incorporation or any amendment thereof from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Ohio, and all rights conferred upon shareholders and directors are granted subject to such reservation.
     FIFTEENTH: These Second Amended and Restated Articles of Incorporation supersede and take the place of the heretofore existing Amended and Restated Articles of Incorporation as amended of the Corporation.

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